SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  December 4, 2000



                     McMoRan Exploration Co.


    Delaware                001-07791                 72-1424200
 (State or other           (Commission              (IRS Employer
 jurisdiction of           File Number)             Identification
 incorporation or                                       Number)
  organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000


Item 5.   Other Events.

McMoRan Exploration Co. today announced the following information regarding the settlement of an insurance claim associated with the loss at Brazos Block A-19:

We have reached an agreement in principle with our insurance underwriters to settle our business interruption claim caused by the shut-in and loss of the Brazos A-19 JC#1 well. We expect to receive our $23.3 million share of the settlement within the next
several weeks.   We expect to record the settlement as a gain in
the fourth quarter of 2000.

As previously reported, we sold our interest in the Brazos A-19 field earlier this year for $66.5 million, which along with this insurance claim settlement, brings the total that we have realized in 2000 from this property to approximately $90 million. The Brazos A-19 well was damaged in November 1999 during its early production phase, after producing approximately 84 million cubic feet of natural gas per day for approximately one month. Attempts to repair the well were unsuccessful, and subsequently the well was plugged and abandoned. We held an approximate 33.3 percent working interest in the Brazos A-19 field at the time of the shut-in.

Since acquiring 660,000 acres of exploration acreage from Shell and Texaco earlier this year, we have raised over $230 million from our public offering of common stock, the Halliburton-guaranteed bank credit facility, sale of oil and gas property interests and previously reported exploration alliances. In addition, we anticipate receiving in excess of $80 million in potential near-term proceeds associated with our sulphur business (including the expected sale of our sulphur transportation and marketing assets) and, separately, we have signed a letter of intent for an alternative use of our Main Pass sulphur facility which would generate cash flow which would serve to offset and defer a significant portion of the long-term abandonment obligations associated with the facility. Although there can be no assurance as to the timing or the completion of these transactions, we anticipate these transactions could be completed in the next few months. The $230 million reflected above, the anticipated near-term sulphur business transactions and the cash flows from our oil and gas production activities provide us with a solid capital base to fund our aggressive oil and gas
exploration and development activities.   As of December 1, 2000,
we have $21 million in cash and two credit facilities, a $64.5 million sulphur bank credit facility of which $50 million was drawn and the Halliburton-guaranteed $50 million oil and gas bank credit facility which is currently undrawn and available.

Cautionary Statement: This press release contains forward looking statements that may affect our future financial performance and cash flow. Forward looking statements are all statements other than historical facts such as the timing of the receipt of an insurance claim settlement; future oil and gas income; the sale of the sulphur transportation and marketing assets; and other transactions. Important factors that might cause these results to be different than disclosed herein include a potential delay in finalizing and closing the definitive settlement agreement; the market value of oil and gas; and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.




                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.

                              By:  /s/ C. Donald Whitmire Jr.
                                   -------------------------------
                                       C. Donald Whitmire, Jr.
                                    Vice President & Controller -
                                         Financial Reporting
                                      (authorized signatory and
                                    Principal Accounting Officer)

Date:  December 5, 2000